                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box

/ /      Preliminary Proxy Statement

/X/      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                Wyant Corporation
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         /X/      No Fee Required

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                  (1) Title of each class of securities to which transaction applies:

                  (2) Aggregate number of securities to which transaction applies:

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  (4)      Proposed maximum aggregate value of transaction:

                  (5)      Total fee paid:

         / /      Fee paid previously with preliminary materials:

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  (1)      Amount Previously Paid:

                  (2)      Form, Schedule or Registration Statement No.:

                  (3)      Filing Party:

                  (4)      Date Filed:

                        [Letterhead of Wyant Corporation]



                                                                     May 5, 1997


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Wyant Corporation (the "Company") to be held on June 5, 1997, at 11:00 a.m. local time at the offices of the Company, 100 Readington Road, Somerville, New Jersey 08876. The formal Notice of Annual Meeting and Proxy Statement, fully describing the matters to be acted upon at the Annual Meeting, appear on the following pages.

         The matters to be considered at the Annual Meeting are election of directors and the approval of the appointment of Ernst & Young LLP as the Company's independent certified public accountants.

         AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS RECOMMENDS THE APPROVAL OF THE PROPOSALS BEING PRESENTED AT THE ANNUAL MEETING.

         Because of the importance of the proposals being presented at the Annual Meeting, I urge you to thoroughly review the Proxy Statement and give these proposals your careful attention before completing the enclosed proxy card.

         Your vote is very important regardless of the number of shares you own. Please sign each proxy card that you receive and return it as soon as possible in the postage-paid return envelope that is provided for your convenience. The return of your proxy card will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Annual Meeting.

         Kindly forward your proxy card at your earliest convenience.


                              Sincerely yours,

                              /s/ Joseph H. Weinkam, Jr.


                              Joseph H. Weinkam, Jr.
                              President and Chief Operating Officer

                                WYANT CORPORATION
                               100 READINGTON ROAD
                          SOMERVILLE, NEW JERSEY 08876



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 5, 1997




                                                                     May 5, 1997


To the Shareholders of Wyant Corporation:

                  Notice is hereby given that the Annual Meeting of Shareholders of Wyant Corporation, a New York corporation (the "Company"), will be held on June 5, 1997, at 11:00 a.m. local time at the offices of the Company, 100 Readington Road, Somerville, New Jersey, for the following purposes:

         1. To elect eight (8) directors to serve one-year terms on the Board of Directors.

         2. To approve the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on April 17, 1997 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                             By Order of the Board of Directors


                                             /s/ James A. Wyant
                                                 James A. Wyant
                                                 Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD, NO POSTAGE TO BE AFFIXED IF MAILED IN THE UNITED STATES IN THE ENVELOPE PROVIDED.

                                WYANT CORPORATION
                               100 READINGTON ROAD
                          SOMERVILLE, NEW JERSEY 08876



                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 5, 1997



                                 PROXY STATEMENT



         The enclosed proxy is solicited on behalf of the Board of Directors of Wyant Corporation, a New York corporation (the "Company"), for use at its Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 5, 1997, at
11.00 a.m., at which shareholders of record on April 17, 1997 (the "Record Date") will be entitled to vote. The meeting will be held at the offices of the Company, 100 Readington Road, Somerville, New Jersey. (The mailing address of the Company's New Jersey office is P.O. Box 8609, Somerville, New Jersey 08876.)

         This proxy statement with the accompanying notice and proxy card and the Company's Annual Report for the fiscal year ended December 31, 1996 will be mailed to shareholders of record on or about May 5, 1997.

                                   I. GENERAL

A.  VOTING

         Common stock of the Company, par value $.01 per share ("Common Stock"), is the only class of stock authorized by the Company's Certificate of Incorporation, as amended, which authorizes issuance of 6,000,000 shares of Common Stock. Shareholders are entitled to one vote for each share of stock held. As of April 17, 1997, there were 1,692,476 shares of Common Stock outstanding.

         A quorum, counting proxies and shares represented in person, is necessary to the voting upon proposals proposed by the Board of Directors of the Company and other business that may properly come before the Annual Meeting. A majority of all outstanding shares constitutes a quorum for all purposes.

         Assuming the presence of a quorum at the Annual Meeting, persons receiving a plurality of the votes cast, in person or by proxy, at the Annual Meeting will be elected directors under Proposal No. 1. Proposal No. 2 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.

         In accordance with New York law, abstentions are not counted in determining the votes cast in connection with the proposals. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. Shares held in street name as to which brokers have indicated "not voted" will be counted for purposes of determining the existence of a quorum and will not be considered as votes cast in determining the outcome of the proposals.


B.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND COMPANY MANAGEMENT

         The following table sets forth certain information regarding the ownership of Common Stock as of April 30, 1997 by (i) all of those known by the Company to be owners of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each of the executive officers named below in Table I--1996 Summary Compensation Table under "Executive Compensation"; and (iv) all executive officers and directors of the Company as a group.


NAME AND ADDRESS OF                                          NUMBER OF SHARES
BENEFICIAL OWNER                                             BENEFICIALLY OWNED (1)                 PERCENT OF CLASS
-------------------                                          ----------------------                 ----------------
The Wyant Voting Trusts                                                937,690  (2)                      55.4%
c/o Wyant & Company Inc.
1475, 32nd Avenue
Lachine, Quebec

Wyant & Company Inc.                                                 1,000,000  (3)                      37.0%
1475, 32nd Avenue
Lachine, Quebec

Donald C. MacMartin                                                     67,100  (4)                       3.8%
(Chairman of the Board & C.E.O.)

Joseph H. Weinkam, Jr.                                                  41,000  (5)                       2.4%
(President & C.O.O.)

John C. Zisko                                                            7,500  (6)                       0.4%
(Former Vice President, Finance and Secretary)

Stephen A. Maskrey                                                       7,500  (7)                       0.4%
(Vice President, Sales)

James A. Wyant                                                               0  (2)(3)                    0.0%
(Vice Chairman of the Board & Corporate Secretary)

Gerald W. Wyant                                                              0  (2)                       0.0%
(A Director)

John B. Wight                                                           12,000  (8)                       0.7%
(A Director)

Jane M. Curtis                                                          10,000  (9)                       0.6%
(A Director)

Nicholas A. Gallopo                                                     10,000 (10)                       0.6%
(A Director)

NAME AND ADDRESS OF                                          NUMBER OF SHARES
BENEFICIAL OWNER                                             BENEFICIALLY OWNED (1)                 PERCENT OF CLASS
-------------------                                          ----------------------                 ----------------
Thomas R.M. Davis                                                       10,000 (11)                       0.6%
(A Director)

All Directors and Officers as a Group                                1,951,124 (12)                      72.2%
(11 Persons)


------------------

1. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for the purposes of this table, of any shares of the Company if he or she has or shares voting or investment power with respect to such security or has the right to acquire beneficial ownership of any shares of the Company within 60 days of the Record Date. For purposes of calculating the percentage of outstanding shares held by each person included in the table above, any shares which such person has the right to acquire within 60 days of the Record Date are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the persons as to whom the information is provided have sole voting and investment power over the shares of the Company shown as beneficially owned.

2. These shares of Common Stock are held pursuant to certain trust agreements for the benefit of certain Canadian corporations owned by members of the Wyant family as follows: (i) 315,690 shares held for the benefit of Wyant & Company Inc. (formerly known as G.H. Wood + Wyant Inc.), a Canadian corporation owned by members of the Wyant family (hereinafter "Wyant & Company"); (ii) 238,000 shares held for the benefit of 3287858 Canada Inc., a Canadian corporation wholly owned by Lynne Emond ("Lynneco");
      (iii) 238,000 shares held for the benefit of Derek Wyant Holdings Inc., a Canadian corporation wholly owned by John Derek Wyant, M.D. ("Derekco"); and (iv) 146,000 shares held for the benefit of 3323986 Canada Inc., a Canadian corporation wholly owned by Gerald W. Wyant ("Geraldco"). The shares held for the benefit of Wyant & Company, Lynneco and Derekco are subject to a voting trust (the "First Voting Trust"), under which James A. Wyant has sole and absolute discretion to vote and dispose of such shares. After March 18, 2003, Wyant & Company, Lynneco and Derekco shall each have the right to have up to ten percent of their respective shares released from the First Voting Trust each year. The First Voting Trust will terminate as of March 18, 2012, unless terminated earlier pursuant to its terms. The shares held for the benefit of Geraldco are subject to the terms of a separate voting trust (the "Second Voting Trust"), under which James A. Wyant has sole and absolute discretion to vote such shares. The terms of the Second Voting Trust limit the power of James A. Wyant and Gerald W. Wyant to dispose of the shares, but provide James A. Wyant with an option to purchase the shares pursuant to terms established thereunder. The Second Voting Trust will terminate as of March 31, 2007, unless terminated earlier pursuant to its terms. James A. Wyant, in his capacity as voting trustee, may be deemed to be the beneficial owner of all the shares held in the First and Second Voting Trusts but he disclaims beneficial ownership of such shares, other than the shares held in the First Voting Trust for the benefit of Wyant & Company.

3. These shares of Common Stock represent record ownership by Wyant & Company of 1,000,000 shares of Class E Exchangeable Preferred Stock of Wood Wyant Inc. ("Wood Wyant"), a wholly owned Canadian subsidiary of the Company (the "Class E Preferred Stock"), which are exchangeable, on demand and without additional consideration, for shares of Common Stock of the Company on a one-for-one basis. Although Wyant & Company is the record owner of the Class E Preferred Stock, under the terms of a written agreement among Wyant & Company and certain of its shareholders, and by virtue of Lynneco's and Derekco's respective interests in Wyant & Company, each of Lynneco and Derekco is entitled to cause Wyant & Company to (i) exchange up to 83,333 shares of the Class E Preferred Stock for an equal number of shares of Common Stock and (ii) immediately thereafter, sell such shares of Common Stock and deliver to Derekco and Lynneco the net after-tax proceeds resulting from such sale. Accordingly, Wyant & Company disclaims beneficial ownership of the Class E Preferred Stock with respect to which Lynneco and Derekco retain investment control.

4. Includes 47,500 shares subject to stock options granted under the Company's 1991 Stock Option Plan and 17,500 shares subject to stock options granted under the Company's 1997 Stock Incentive Plan.

5. Includes 40,000 shares subject to stock options granted under the Company's 1991 Stock Option Plan.

6. Includes 7,500 shares subject to stock options granted under the Company's 1991 Stock Option Plan.

7. Includes 6,000 shares subject to stock options granted under the Company's 1991 Stock Option Plan and 1,500 shares subject to stock options granted under the Company's 1997 Stock Incentive Plan.

8. Includes 7,000 shares subject to stock options granted under the Company's 1991 Stock Option Plan and 5,000 shares subject to stock options granted under the Company's 1997 Stock Incentive Plan.

9. Includes 4,000 shares subject to stock options granted under the Company's 1991 Stock Option Plan and 6,000 shares subject to the Non-Employee Director Options granted to Ms. Curtis on November 6, 1996 under the Company's 1997 Stock Incentive Plan.

10. Includes 10,000 shares subject to the Non-Employee Director Options granted to Mr. Gallopo on November 6, 1996 under the Company's 1997 Stock Incentive Plan.

11. Includes 10,000 shares subject to the Non-Employee Director Options granted to Mr. Davis on November 6, 1996 under the Company's 1997 Stock Incentive Plan.

12. Includes 937,690 shares beneficially owned by the Wyant Voting Trusts, 833,334 shares of the Class E Preferred Stock beneficially owned by Wyant & Company and 177,000 shares subject to options held by the directors and executive officers of the Company.


C.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On March 18, 1997, Wood Wyant purchased the business and all operating assets and assumed the operating liabilities of Wyant & Company (the "Acquisition"). The consideration paid by Wood Wyant to Wyant & Company consisted of the following: (i) Cdn.$5 million (US$3,649,635) financed by Wood Wyant pursuant to two credit facilities established by the Company with First Union National Bank; (ii) a promissory note in the amount of Cdn.$4,262,741 (US$3,111,490), subject to adjustment as described below (the "Note"), which Note will be exchanged immediately after such adjustment for shares of Class A Preferred Stock of Wood Wyant (the "Class A Preferred Stock") on the basis of one share of Class A Preferred Stock of Wood Wyant for each Cdn.$1.00 of unpaid principal of the Note, such shares having a liquidation preference of Cdn.$1.00 per share, and which shares will have a dividend rate of 4% per annum and will be mandatorily redeemable over ten years pursuant to the terms thereof; (iii) 3,800,000 shares of Class B Preferred Stock of Wood Wyant (the "Class B Preferred Stock") that are mandatorily redeemable over ten years pursuant to the terms thereof, have a dividend rate of 3.999% per annum and have an aggregate liquidation preference of Cdn.$3,800,000 (US$2,773,723); and (iv) 1,000,000
shares of Class E Preferred Stock having a liquidation preference per share of one share of Common Stock, that are exchangeable at any time for Common Stock on a share for share basis and are entitled to dividends equivalent, on a per share basis, to any dividends paid by the Company on Common Stock.

         The amount of the Note included in such consideration is based on the assumption that Wyant & Company's earnings for the period from January 1, 1996 to March 18, 1997 equaled Cdn.$2,700,000 (US$1,970,803) (without taking into account a deferred tax liability that Wyant & Company expects to record from January 1, 1996 to March 18, 1997 in the amount of approximately Cdn.$1,000,000 (US$729,927)). In the event that such earnings are greater or less than Cdn.$2,700,000 (US$1,970,803), then the amount of the Note, and therefore the shares of Class A Preferred Stock to be issued in exchange for the Note, will be increased or decreased by a corresponding amount. The liabilities of Wyant & Company assumed by Wood Wyant as a result of the Acquisition include bank term debt in an amount of approximately Cdn.$4,727,000 (approximately US$3,450,365).

         In connection with the Acquisition, as consideration for the sale of the net operating assets of Wyant & Company, (i) James A. Wyant, Vice Chairman of the Board and Corporate Secretary of the Company and a shareholder of Wyant & Company, received from Wood Wyant, directly or indirectly, Cdn.$600,000 (US$437,956) in cash, 3,800,000 shares of Class B Preferred Stock and 833,334 shares of Class E Preferred Stock, and will receive 762,741 shares of Class A Preferred Stock (subject to adjustment as described above) after the exchange of the Note as described above, (ii) Gerald W. Wyant, James A. Wyant's father and a director of the Company, received from Wood Wyant, directly or indirectly, Cdn.$2,400,000 (US$1,751,825) in cash and (iii) the siblings of James A. Wyant, as shareholders of Wyant & Company, received from Wood Wyant, directly or indirectly, an aggregate of Cdn.$2,000,000 (US$1,459,854) and 166,666 shares of Class E Preferred Stock and will receive 3,500,000 shares of Class A Preferred Stock (subject to adjustment as described above) after the exchange of the Note as described above.

         The Acquisition was negotiated on behalf of the Company by a special committee composed of disinterested members of the Board of Directors. The special committee, which engaged a financial advisor, Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey"), and legal counsel, concluded that the terms and conditions of the Acquisition were fair to the Company's shareholders and that the consummation of the Acquisition on such terms and conditions was in the interests of the Company's shareholders. Houlihan Lokey rendered its opinion setting forth its view that the Acquisition was fair from a financial point of view to the Company's shareholders. The Acquisition was approved by the shareholders of the Company at a special meeting of such shareholders that took place on March 17, 1997.

         Pursuant to an employment agreement with Wood Wyant, James A. Wyant serves as Vice Chairman of Wood Wyant and receives an annual base salary of Cdn.$215,000 (US$156,934), subject to annual increases based on the increase, if any, in the Consumer Price Index of Canada. He also will receive bonus compensation in accordance with the policy covering vice presidents of Wood Wyant and certain other benefits. Unless it is terminated earlier pursuant to its terms, such employment agreement will expire on December 31, 2001, subject to extension on a year-to-year basis thereafter. Mr. Wyant also serves as Vice Chairman of the Board of the Company and was appointed Corporate Secretary of the Company on March 17, 1997.

         During 1996, the law firm of McCarthy Tetrault has provided legal services to the Company and Wood Wyant. Thomas R.M. Davis, a director of the Company, is a member of the law firm of McCarthy Tetrault.

         All conversions from Canadian to United States dollars in this section are based on an exchange rate of US$1.00 to Cdn.$1.37.


D.  EXECUTIVE COMPENSATION

i.       SUMMARY COMPENSATION TABLES

         The following table summarizes compensation earned in 1996, 1995 and 1994 by the Chief Executive Officer and the only other executive officers whose 1996 salary and bonus exceeded $100,000 (the "named officers").

                                     TABLE 1
                         1996 SUMMARY COMPENSATION TABLE

                                                                                                 NUMBER OF
                                                                                                  SHARES
                                                                           ALL OTHER             COVERED             OTHER
NAME                                                                        ANNUAL                 BY              LONG-TERM
AND PRINCIPAL POSITIONS           YEAR       SALARY          BONUS       COMPENSATION          STOCK OPTIONS      COMPENSATION
-----------------------           ----       ------          -----       ------------          -------------      ------------

DONALD C. MACMARTIN (1)           1996         -0-            -0-             -0-                 47,000               -0-
Chief Executive Officer           1995         -0-            -0-             -0-                  8,000               -0-
appointed 3/14/96                 1994         -0-            -0-             -0-                   -0-                -0-

GERALD W. WYANT (1)               1996         -0-            -0-             -0-                   -0-                -0-
Chief Executive Officer           1995         -0-            -0-             -0-                   -0-                -0-
resigned 3/14/96                  1994         -0-            -0-             -0-                   -0-                -0-

JOSEPH H. WEINKAM, JR.            1996      $207,511        $31,500           -0-                 30,000               -0-
President and                     1995       115,384         22,500           -0-                 15,000               -0-
Chief Operating Officer           1994         -0-            -0-             -0-                   -0-                -0-
appointed 5/24/95

JOHN C. ZISKO                     1996       115,000          5,000           -0-                  6,000               -0-
Vice President, Finance           1995        48,653          5,000           -0-                  4,000               -0-
and Secretary                     1994         -0-            -0-             -0-                   -0-                -0-
appointed 7/7/95 (2)

STEPHEN A. MASKREY                1996       100,000          5,000         $6,000 (3)             8,000               -0-
Vice President, Sales             1995        97,282          5,000          6,000 (3)              -0-                -0-
appointed 10/17/94                1994        16,628          -0-            1,000 (3)              -0-                -0-


------------------

1. Neither Gerald W. Wyant nor Donald C. MacMartin received any compensation for services to the Company except for the stock options received by Mr. MacMartin which are included on Tables 1, 2 and 3.

2.   John C. Zisko's employment with the Company was terminated on April 9,
     1997.

3.   Automobile allowance.

         The following tables identify 1996 fiscal-year option grants and exercises by the named officers and reports a valuation of their options.

                                     TABLE 2
                             1996 INDIVIDUAL GRANTS


                                                PERCENT OF
                                                  TOTAL
                                  NO.            OPTIONS                                           POTENTIAL REALIZED
                             OF SECURITIES      GRANTED TO                                          VALUE AT ASSUMED
                              UNDERLYING        EMPLOYEES        EXERCISE                         ANNUAL RATE OF STOCK
                                OPTIONS         IN FISCAL          PRICE        EXPIRATION        PRICE APPRECIATION
NAME                            GRANTED            YEAR           ($/SH)           DATE             FOR OPTION TERM
----                            -------            ----           ------           ----         -----------------------
                                                                                                  5%($)          10%($)

Donald C. MacMartin             47,000                              7.50         06/11/06       222,075         560,475
                                35,000            27.8%             5.25         11/06/06       115,763         292,163
Joseph H. Weinkam, Jr.          30,000            10.2%             7.50         06/11/06       141,750         357,750
John C. Zisko                    6,000             2.0%             7.50         06/11/06        28,350          71,550
Stephen A. Maskrey               8,000                              7.50         06/11/06        37,800          95,400
                                 3,000             3.7%             5.25         11/06/06         9,923          25.043



                                     TABLE 3
                            1996 STOCK OPTIONS TABLE

                               NUMBER OF
                                SHARES             VALUE             NUMBER OF SHARES COVERED            VALUE OF UNEXERCISED
                              ACQUIRED ON        REALIZED           BY UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
NAME                           EXERCISE              $                  DECEMBER 31, 1996                 DECEMBER 31, 1996(1)
----                       ----------------   --------------    -------------------------------      ----------------------------
                                                                EXERCISABLE       UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
Donald C. MacMartin              -0-               -0-             40,000             50,000          -0-                 -0-
Joseph H. Weinkam, Jr.           -0-               -0-             35,000             10,000          -0-                 -0-
John C. Zisko                    -0-               -0-              5,000              5,000          -0-                 -0-
Stephen A. Maskrey               -0-               -0-              4,000              7,000          -0-                 -0-


---------------------

(1) Based on the price of $4.63 per share, the closing price of the shares on Nasdaq on December 31, 1996.


ii.      REPORT OF THE COMPENSATION COMMITTEE

         The Company's executive compensation program is based upon creating shareholder value. All executive activities including Company strategic planning, management initiatives and overall financial performance are focused on increasing shareholder value. The Compensation Committee of the Board has established a program to:

         - Reward executives for long-term strategic management and the enhancement of shareholder value.

         - Integrate compensation programs with the Company's annual and long-term strategic planning.

         - Support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance as compared to industry performance levels.

         The total compensation program consists of both cash and equity-based compensation. The Compensation Committee determines the level of salary and bonuses, if any, for key executive officers based upon competitive norms. Actual salary changes are based upon performance.

         Long term incentives are provided through the issuance of stock options, pursuant to the Company's 1991 Stock Option Plan and 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan also permits the granting of other types of stock-based awards. The Board has the power, subject to the provisions of these plans, to determine the persons to whom and the dates on which awards will be granted, the number of shares subject to each award and the term and other conditions applicable to each award.

         During 1996, Gerald W. Wyant served as Chairman of the Board and Chief Executive Officer of the Company until March 14, 1996 and Donald C. MacMartin served in these positions for the balance of the year. Neither Mr. Wyant nor Mr. MacMartin received any compensation for services to the Company, except for stock options received by Mr. MacMartin which are included in Tables 1, 2 and 3 of the Summary Compensation Tables in Section D.i, above.

                             Compensation Committee
                             ----------------------
                           Donald C. MacMartin (Chair)
                                 Jane M. Curtis
                                Thomas R.M. Davis
                                  John B. Wight


iii.     EMPLOYMENT AGREEMENT WITH NAMED EXECUTIVE OFFICER

         The Company has an employment agreement with Gerald W. Wyant, pursuant to which Mr. Wyant serves as Chairman Emeritus of the Company and receives an annual base salary of US$237,000 and certain other benefits. Unless it is terminated earlier pursuant to its terms, such employment agreement will expire on December 31, 2001, subject to extension on a year-to-year basis thereafter.

iv.      PERFORMANCE GRAPH

         Set forth below is a line graph comparing cumulative total shareholder return, over five years, upon an investment in the Common Stock with (artificially aggregated) an equivalent investment in (a) NASDAQ market companies (U.S.), and (b) those in NASDAQ's Paper and Allied Products index.

                Comparison of Five Year Cumulative Total Returns

                  The following table provides a tabular presentation, on a year-end basis, of the performance graph included in the printed proxy statement provided to shareholders:

                                     12/31/91          12/31/92         12/31/93         12/31/94          12/31/95         12/31/96
                                     --------          --------         --------         --------          --------         --------

Company                              $100.00           $ 91.3            $108.7           $126.1            $119.6           $ 80.4


Nasdaq Stock Market                   100.00            116.4             133.6            130.6             184.7            227.1
(U.S. Companies)

Nasdaq Stocks of paper and            100.00            124.0             137.6            148.2             161.7            209.0
milled production companies
(SIC 2600-2699 U.S.
Companies)


Notes:   A.       The data presented on the above table was prepared by the
                  Center for Research in Securities Prices.

         B. Each entry represents an annual index level derived from compounded daily returns that include all dividends.

         C. The indices have been adjusted to reflect changes in the market capitalization of the companies included within each of the indices.

         D. If the last day of the year was not a trading day, the preceding trading day was used.

         E. The index level for purposes of the table was set at $100.00 as of December 31, 1990.


v. STANDING COMMITTEES OF THE BOARD OF DIRECTORS, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Board of Directors has no Nominating Committee, but the Board as a whole nominates director candidates.

         The Board met nine times in 1996 to review financial information, general circumstances in respect of the Company's business and matters relating to the Acquisition.

         The Executive Committee, comprised of Donald C. MacMartin, Joseph H. Weinkam, Jr., Gerald W. Wyant and James A. Wyant, met eight times in 1996 to review financial information and strategic business issues.

         The Audit Committee, comprised of Jane M. Curtis, Nicholas A. Gallopo, John B. Wight and James A. Wyant, met four times during 1996 to review financial reporting matters and to discuss audit, internal control and other matters.

         The Compensation Committee, comprised of Jane M. Curtis, Thomas R.M. Davis, Donald C. MacMartin and John B. Wight, met five times during 1996 to consider compensation principles and practices and the amounts to be paid to officers and senior employees.

         The Stock Option Committee, comprised of Jane M. Curtis, Thomas R.M. Davis and Nicholas A. Gallopo, met once during 1996 to consider the grants of options to employees of the Company.

         Donald C. MacMartin serves on the Compensation Committee of the Board and is also an executive officer of the Company. However, Mr. MacMartin does not participate in any decisions of the Compensation Committee concerning his own compensation.

         During 1996, all directors of the Company attended 75% or more of the meetings of the Board of Directors and the committees on which they served.


vi.      COMPENSATION OF DIRECTORS

         Prior to June 1996, each director of the Company who was not an employee of the Company or of Wyant & Company received an annual director's fee of $5,000 paid in equal quarterly installments. As of June 1, 1996, this fee was increased to $8,000 annually. In addition, under the Company's 1997 Stock Incentive Plan, options to purchase Common Stock at $5.25 per share were awarded during 1996 to the following directors: Jane M. Curtis (6,000 shares), Thomas R.M. Davis (10,000 shares) and Nicholas A. Gallopo (10,000 shares). Under this plan, each new non-employee director of the Company will receive an option to purchase 10,000 shares of Common Stock upon joining the Company's Board of Directors and each continuing non-employee director will receive an option to purchase 1,000 shares of Common Stock for each year of service on the Board. The exercise price of each such option will be equal to the fair market value of the covered shares at the time the option is granted.

         Separately, on June 11, 1996, John B. Wight, a director, was awarded an option to purchase 3,000 shares of Common Stock at $7.50 per share under the Company's 1991 Stock Option Plan and an option to purchase 10,000 shares of Common Stock at $5.25 per share under the Company's 1997 Stock Incentive Plan.

E.  RELATED DIRECTORS AND/OR OFFICERS

         Gerald W. Wyant and his son, James A. Wyant, are directors of the Company.


F.  REVOCABILITY OF PROXIES

         Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office an instrument of revocation or a duly executed proxy bearing a later date or by a proxy holder attending the Annual Meeting and voting in person.


G.  SOLICITATION OF PROXIES

         It is estimated that the costs associated with proxy solicitation will be approximately $20,000. The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional material furnished to shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others for forwarding of such material to beneficial owners. The Company may reimburse such persons for their forwarding costs. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for any such services.


H.  SHAREHOLDER PROPOSALS FOR 1998

         Proposals of the shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company not later than January 5, 1998 in order to be included in the proxy statement and proxy relating to that meeting.

I.  THE COMPANY'S ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, may be obtained by writing to the Corporate Secretary of the Company.

                            II. MANAGEMENT PROPOSALS

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         Eight directors are to be elected by the shareholders at the Annual Meeting, each for a one-year term. The Company's directors hold office until the next Annual Meeting of Shareholders and until successors are elected and have been qualified or until death, resignation or removal.

         Set forth below is information as of May 5, 1997 regarding the Board's nominees for election, each of whom has agreed to serve if elected.

         RICHARD J. CHARLES, age 66, a candidate for director, was a director of Wyant & Company from 1995 to March 1997. He has been Vice President -- Customer Service and Subsidiaries of the Paper Converting Machine Company of Green Bay, Wisconsin for 15 years.

         THOMAS R.M. DAVIS, age 49, an interim director since 1996 and candidate for director, has been counsel to Wyant & Company, an affiliate of the Company, since 1987 and a partner in the Canadian law firm of McCarthy Tetrault of Montreal since 1980.

         NICHOLAS A. GALLOPO, age 64, an interim director since 1996 and candidate for director, is a consultant and Certified Public Accountant. He retired as a partner of Arthur Andersen L.L.P. in 1995 after 31 years with the firm. He has also served as a director of Neuman Drug Company in 1995 and 1996.

         DONALD C. MACMARTIN, age 54, a director since 1995, was President of Wyant & Company, an affiliate of the Company, from 1994 until March 1997 and became Chairman, President and Chief Executive Officer of Wood Wyant (the Company's wholly owned Canadian subsidiary) in March 1997. Prior to that, he was President of Canstar Sports Inc. of Montreal, Quebec from 1992 to 1994 and President of Corby Distilleries Ltd. of Montreal, Quebec from 1989 to 1992. Since 1996, Mr. MacMartin has served as the Company's Chief Executive Officer and the Chairman of the Board of Directors.

         JOSEPH H. WEINKAM, JR., age 52, a director since 1995, has been President and Chief Operating Officer of the Company since 1995. Prior to that, Mr. Weinkam held various executive level posts with Johnson & Johnson since 1977 in Texas and New Jersey. Mr. Weinkam has also been a director of Wood Wyant (the Company's wholly owned Canadian subsidiary) since March 1997.

         JOHN B. WIGHT, age 71, a director since 1995, is a Canadian Chartered Accountant. He was a director of Wyant & Company, an affiliate of the Company, from 1988 until March 1997.

         GERALD W. WYANT, age 79, a director since 1990, was Chairman of the Board of Directors of Wyant & Company, an affiliate of the Company, from its inception in 1950 until March 1997. He served as Chairman of the Company's Board of Directors from 1995 to 1996 and became its Chairman Emeritus in March 1997.

         JAMES A. WYANT, age 44, a director since 1990, has served as Vice-Chairman of the Board of Directors since 1995 and was appointed Corporate Secretary of the Company in March 1997. He was President and a director of Wyant & Company, an affiliate of the Company, from 1986 until 1994, subsequently served as Vice Chairman of the Board of Directors until March 1997 and became President and Secretary of Wyant & Company in March 1997. Mr. Wyant has also been a director and Vice Chairman of the Board of Directors of Wood Wyant (the Company's wholly owned Canadian subsidiary) since March 1997.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE NOMINEES. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES THEY RECEIVE FOR THOSE NOMINEES.

                                 PROPOSAL NO. 2

                       APPROVAL OF APPOINTMENT OF AUDITORS

         On April 21, 1997, the firm of Arthur Andersen LLP (the "Former Auditors") was notified that it was being dismissed as the independent certified public accountants of the Company as of such date and that the firm of Ernst & Young LLP (the "Current Auditors") had been engaged as of such date as the independent certified public accountants of the Company. The decision to dismiss the Former Auditors and to engage the Current Auditors was approved by the Board of Directors. The appointment of the Current Auditors shall continue at the pleasure of the Board of Directors, subject to approval by the shareholders at the Annual Meeting.

         The Former Auditors had served as independent public accountants for the Company since 1990. The Report of the Independent Public Accountants of the Former Auditors on the consolidated financial statements of the Company and subsidiaries as of December 31, 1996 expressed an unqualified opinion. There were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)) or disagreements with the Former Auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that were not resolved to the satisfaction of the Former Auditors during the past two fiscal years and through April 21, 1997.

         The Board of Directors expects that one or more representatives of the Former Auditors and the Current Auditors will be present at the meeting. The Former Auditors and the Current Auditors will then be given the opportunity to make a statement and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE APPOINTMENT OF THE CURRENT AUDITORS (PROPOSAL NO. 2). UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES THEY RECEIVE IN FAVOR OF PROPOSAL NO. 2.



                                            By Order of the Board of Directors



                                            /s/ Joseph H. Weinkam, Jr.
                                            President & Chief Operating Officer

                                            Somerville, New Jersey
                                            May 5, 1997

                 WYANT CORPORATION              APPENDIX A

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 5, 1997

         THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS JAMES A. WYANT AND JOHN B. WIGHT, OR EACH OR EITHER OF THEM, WITH FULL POWER OF SUBSTITUTION, AS PROXY OR PROXIES OF THE UNDERSIGNED, TO VOTE ALL SHARES OF COMMON STOCK OF WYANT CORPORATION THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF WYANT CORPORATION TO BE HELD ON JUNE 5, 1997, AT 11:00 A.M. LOCAL TIME, AT THE OFFICES OF WYANT CORPORATION, 100 READINGTON ROAD, SOMERVILLE, NEW JERSEY, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, WITHOUT LIMITING SUCH GENERAL AUTHORIZATION, THE FOLLOWING PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:




1.       Election of Directors.                                                    FOR          WITHHELD       FOR, EXCEPT VOTE
                                                                                   [ ]            [ ]          WITHHELD FROM THE
                                                                                                               FOLLOWING NOMINEE(S):

         Nominees: Richard J. Charles, Thomas R.M. Davis, Nicholas A.                                          -----------------
         Gallopo, Donald C. MacMartin, Joseph H. Weinkam, Jr., John B.                                         -----------------
         Wight, Gerald W. Wyant, James A. Wyant                                                                -----------------



2.       Approval of appointment of Ernst & Young LLP, as independent auditors     FOR          AGAINST        ABSTAIN
                                                                                   [ ]            [ ]            [ ]


3. Such other matters as may properly come before the meeting or any adjournments thereof.


         (Continued and to be signed on reverse side)

                           (Continued from other side)

[ ]
         I plan to attend the Annual Meeting on June 5, 1997

                  (change of address/comments)



------------------------------------------------

------------------------------------------------

------------------------------------------------

------------------------------------------------




                                    ABSTENTIONS WILL BE COUNTED FOR PURPOSES OF
                                    DETERMINING WHETHER A QUORUM IS PRESENT.
                                    WITH RESPECT TO THE VOTES REPRESENTED IN
                                    PROPOSAL 1 AND 2 ABOVE, VOTES WITHHELD OR
                                    ABSTENTIONS WILL NOT BE COUNTED IN
                                    CONNECTION WITH THE APPROVAL OF THE MATTER.
                                    THIS PROXY IS BEING SOLICITED BY THE
                                    MANAGEMENT OF WYANT CORPORATION AND WILL BE
                                    VOTED AS SPECIFIED. IF NOT OTHERWISE
                                    SPECIFIED, THIS PROXY WILL BE VOTED FOR THE
                                    ELECTION OF DIRECTORS AND FOR PROPOSAL 2.


                                    THE UNDERSIGNED AGREES THAT SAID PROXIES MAY
                                    VOTE IN ACCORDANCE WITH THEIR DISCRETION
                                    WITH RESPECT TO ANY OTHER MATTERS THAT MAY
                                    PROPERLY COME BEFORE THE MEETING. THE
                                    UNDERSIGNED INSTRUCTS SUCH PROXIES TO VOTE
                                    AS DIRECTED ON THE REVERSE SIDE.

                                    Dated: -----------------------------------,
                                    1997


                                    -------------------------------------------
                                    Signature of Shareholder(s)

                                    -------------------------------------------
                                    Signature of Shareholder(s)

                                    THIS PROXY SHOULD BE DATED, SIGNED BY THE
                                    SHAREHOLDER(S) AND RETURNED PROMPTLY IN THE
                                    ENCLOSED ENVELOPE. PERSONS SIGNING IN A
                                    FIDUCIARY CAPACITY SHOULD SO INDICATE.


                                       -2-